EXHIBIT 21.1
LIST OF REGISTRANT’S SUBSIDIARIES

Percentage Owned By NVIDIA Corporation	Country of Organization

NVIDIA Canada, Inc.	United States/Canada
100%

NVIDIA US Holding Company	United States
100%

NVIDIA International, Inc.	Cayman Islands
100%

NVIDIA US Investment Company	United States
100%

NVIDIA Singapore Pte Ltd	Singapore
100%

NVIDIA Pty Limited	Australia
100%

NVIDIA Ltd.	United Kingdom
100%

NVIDIA GmbH	Germany
100%

Exluna, Inc.	United States
100%

MediaQ, Inc.	United States
100%

MediaQ KK	Japan
100%

MediaQ International, Inc.	United States
100%

NVIDIA Hong Kong Holdings Limited	Hong Kong
100%

NVIDIA Hong Kong Limited	Hong Kong
100%

NVIDIA KK	Japan
100%